ecoTECH Energy Group


            ecoTECH Energy Group, Inc. Receives Multi Million Dollar Contract From One of Canada's Largest Supermarket Chains

      ecoTECH will provide "Beyond Organic" Vegetables and Fish with power generated with a "Net Zero Carbon Emissions" Combined Heat and Power Station

Jan 5, 2012-ecoTECH Energy Group, Inc. (OTCBB: ECTH), headquartered in Seattle, WA, is pleased to announce that its proprietary biomass energy and fresh food systems division has received a 5 year supply purchase contract of approximately $12 million dollars per annum from one of Canada's largest supermarket chains. ecoTECH has developed proprietary biomass to energy and has licensed proven fresh food production systems that deliver quality and quantifiable advantages in the sector of fresh fish and vegetable production without artificial chemical or fossil hydrocarbon pesticides, herbicides or synthetic growth inducements such as fertilizers and hormones, utilizing indoor aquaponics hydroponics & aquaculture combined methodologies.

ecoTECH has introduced ancillary operations such as self-sustaining industrial parks, complete with hydroponic greenhouses and aquaculture fish facilities to complement its bio-energy division. The Company's economies of scale will be maximized because these ancillary operations will be operated by using the energy by products from the Company's CHP Power Station's output. ecoTECH's food production is an essential service that will provide hundreds of newly created jobs and an entirely new industry. ecoTECH's McBride facility will be capable of producing over $50 million in food sales annually energized from its 5 MW power station. The Company projects that after achieving full commercial operations in 3 years, the facility will yield an EBIDTA of 40-43% of revenue. The McBride, BC facility will include a 24/7 Biomass fueled combined heat & power generating facility. The complex consists of over 22 acres of Aquaponic production facilities.

The company's 8K filing with the Securities and Exchange Commission pertaining to this contract can be found at www.sec.gov

About ecoTECH Energy Group, Inc.
ecoTECH Energy Group, Inc. is a development-stage renewable energy company which plans to manufacture biomass-fueled power stations that produce renewable and sustainable "green" energy products. ecoTECH specializes in the development and operations of thermal, 24/7, "firm" electricity supply from "zero-carbon-footprint" power stations which utilize proprietary ecoTECH technologies that have been continuously improved and refined over the past 30 years. ecoTECH intends to build five Combined Heat and Power Stations across North America during the next five to seven years. More information about the Company may be found at www.ecotechenergygroup.com

Notice regarding forward-looking statements
This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and may include statements regarding our future financial performance or results of operations, including expected revenue growth. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise after the date of this press release. Additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements can be found in the reports that we have filed with the Securities and Exchange Commission.

Contact: ecoTECH Energy Group, Inc.
Investor Relations Ph: (213) 254-2440
email: ir@ecotechenergygroup.com